Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK ANNOUNCES STRONG FINISH TO FISCAL YEAR 2011 AND

OUTLOOK FOR GROWTH IN 2012

SPARKS, MD, JANUARY 26 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported double-digit sales growth for the fourth quarter and fiscal year ended November 30, 2011. For the year, higher sales and cost savings more than offset the impact of increased material costs and led to a 6% increase in operating income and earnings per share of $2.79. In fiscal year 2012, the Company expects to grow sales 9% to 11% in local currency and achieve earnings per share of $3.01 to $3.06.

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In the fourth quarter, the Company grew sales 13% and reported earnings per share of $0.98, which included a $0.05 per share unfavorable impact from transaction costs related to the completion of the Kamis acquisition and Kohinoor joint venture.

•	For the 2011 fiscal year, earnings per share rose to $2.79 led by double-digit sales growth.

•	In fiscal 2012, the Company is projecting another year of strong sales growth and earnings per share of $3.01 to $3.06.

Alan D. Wilson, Chairman, President & CEO, commented, “Our fourth quarter financial results were a strong finish to fiscal year 2011. We grew fourth quarter sales at a double-digit rate and achieved increased operating income in an environment that remains difficult in many of our largest markets. This performance demonstrates the strength of our brands, our ability to innovate and excellent progress with CCI.

“At McCormick, 2011 was a year of significant accomplishment. We completed three acquisitions, and the integration of these businesses has gone well. These acquisitions are accelerating our sales and profit growth and have expanded our presence in emerging markets and across several growth platforms. In 2012 we expect at least 13% of sales to come from emerging markets, up from 6% in 2006. Innovation is another key avenue of growth and new products launched in the past three years added 9% to sales in 2011. Cost savings in 2011 from our Comprehensive Continuous Improvement program - CCI - totaled $65 million, ahead of our initial target. Along with our pricing actions, these cost savings provided an offset to increased material costs and also helped fuel a $20 million increase in brand marketing support. I want to recognize employees throughout McCormick for these achievements that drove our growth and helped us navigate a period of volatility in our material costs and weakness in the broad economic environment. During 2011, McCormick shareholders received nearly $150 million of the cash we generated through dividend payments, and in November, the Board approved an 11% increase in the quarterly dividend which was our 26th consecutive year of increase.

“Consumers around the world continue to demand great taste, and we are meeting this demand with our passion for flavor, innovative new products, in-store merchandising and creative meal ideas. Our outlook is for solid profit growth in 2012 driven by higher sales and further cost savings. We expect the weak economy and volatile material costs to persist, and we intend to continue adapting our pricing actions and marketing programs. We also plan to offset a portion of increased costs and fuel higher brand marketing support with our CCI cost savings and have set a goal to achieve at least $40 million in 2012.”

Fiscal Year 2011 Results

The Company grew sales 11% in 2011 with a 5% increase in pricing, 4% from higher volume and product mix, and favorable foreign currency exchange rates that added 2%. Approximately half of the increase in volume and product mix was driven by acquisitions, and half by sales of new products, distribution gains and increased brand marketing support. The Company took price increases during the year in response to a double-digit increase in material costs.

Operating income rose 6% to $540 million. The higher sales and $65 million of CCI cost savings more than offset the unfavorable impact of increased material costs, and helped fund $20 million of incremental brand marketing support, which was a 12% increase from the amount spent in 2010. The 6% increase in operating income also included an $11 million unfavorable impact of transaction costs related to acquisitions completed in 2011.

Earnings per share for the fiscal year was $2.79 compared to $2.75 in 2010. In 2010, the reversal of a significant tax accrual increased earnings per share $0.10 and excluding this impact, adjusted earnings per share was $2.65. On a comparable basis, 2011 earnings per share rose $0.14 with the increase due to higher operating income, which included the $0.07 unfavorable impact of acquisition-related transaction costs.

The Company reported $340 million in net cash flow from operating activities in 2011 compared to $388 million in 2010. Cash flow in 2011 was affected by an increase in inventory that was primarily related to increased material costs, as well as strategic inventory positions of certain spices and herbs. During the year, $441 million of cash and increased borrowings were used to fund acquisitions and a joint venture. In addition, the Company returned cash to shareholders through $149 million of dividends and $89 million of share repurchases.

Fourth Quarter Results for Fiscal Year 2011

In the fourth quarter, the Company achieved 13% sales growth. Pricing actions added 6% to sales and favorable foreign currency exchange rates added 1%. Volume and product mix grew 6% with 5% driven by acquisitions. New products, distribution gains and increased brand marketing support also grew volume and product mix. These increases were offset in part by a shift in sales that was due to retailer purchases in advance of pricing actions, which lowered sales volume by approximately 2% in the fourth quarter of 2011 compared to the year ago period.

Operating income rose $7 million to $192 million, an increase of 4%. This increase included a $7 million unfavorable impact of transaction costs related to completed acquisitions, which lowered operating income by 4% in the fourth quarter. During the quarter, pricing actions and CCI cost savings more than offset the impact of increased material costs. Recognizing the importance of brand marketing support during the holiday season and in a period of increased pricing, the Company increased marketing by $10 million, including $4 million related to acquisitions. Excluding marketing support related to acquisitions, this was an 11% increase from the level of spending in the fourth quarter of 2010.

Earnings per share for the fourth quarter of 2011 was $0.98 compared to $0.99 in the fourth quarter of 2010. While higher operating income, including a $0.05 unfavorable impact from acquisition-related transaction costs, increased earnings per share, this was offset by an unfavorable tax rate, higher interest expense and lower income from unconsolidated operations. In the fourth quarter of 2010, the Company had a more favorable tax rate due to increased U.S. foreign tax credits that resulted from the repatriation of cash from foreign subsidiaries.

Financial Outlook for Fiscal Year 2012

A difficult global economy and volatility in material costs are expected to persist in 2012. Despite this challenging environment, the Company expects to grow sales, generate CCI cost savings, invest in brand marketing support and deliver solid profit growth.

Sales are projected to grow 9% to 11% in local currency. Based on current rates, the Company estimates a 2% reduction in sales from the impact of foreign currency exchange rates. Included in the 9% to 11% sales growth range is an expected 4% increase from acquisitions completed in 2011 and the favorable impact of pricing actions. While higher prices may impact sales volume in 2012, the Company plans to offset this by driving volume with new products, increased brand marketing support and expanded distribution. Material costs are projected to rise at a high single digit rate in 2012. In addition to pricing actions, the Company expects to offset a portion of this increase with CCI cost savings and has set a target to achieve at least $40 million.

Earnings per share are expected to be in a range of $3.01 to $3.06. This increase includes the anticipated benefit of higher sales and CCI cost savings in 2012, along with a favorable comparison to 2011 when acquisition-related transaction costs were recorded. The Company anticipates that these increases in profit will be offset in part by increased material costs as well as increased retirement benefit expense.

While 2012 earnings per share for the fiscal year are expected to grow 8% to 10%, earnings per share in the first quarter of 2012 are expected to be $0.51 to $0.54, which is a decline from the first quarter of 2011. In fiscal year 2011, material costs began to increase significantly in the second quarter. As a result, the Company anticipates a greater year-on-year increase in material costs in the first quarter of 2012 than in the following quarters. Higher material costs are also expected to adversely affect income from unconsolidated operations in the first quarter of 2012, along with unfavorable currency exchange rates. During the first quarter of 2012, the Company plans to increase brand marketing support by more than $5 million.

In 2012, the Company expects to increase net cash provided from operations as a result of higher income and a reduction in inventory.

Business Segment Fourth Quarter Results for Fiscal Year 2011

Consumer Business

	Three Months Ended		Twelve Months Ended
(in millions)	11/30/11	11/30/10	11/30/11	11/30/10
Net sales	$724.7	$638.7	$2,199.9	$1,999.0
Operating income	164.1	158.7	428.4	402.4

Consumer business sales rose 13% from the fourth quarter of 2010. In local currency, sales grew 12% due to favorable pricing, and favorable volume and product mix, which includes the impact of acquisitions.

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Consumer sales in the Americas rose 7% due primarily to pricing. During the fourth quarter, the Company took pricing actions in this region to offset the impact of material cost increases. Sales from Kitchen Basics, acquired in July 2011, added 3% to volume and product mix, along with a 1% increase from sales of new products and from the impact of incremental brand marketing support. These increases in volume and product mix were offset by the unfavorable impact of customer purchases in advance of pricing actions that caused sales to shift between quarters and lowered volume and product mix by 4% in the fourth quarter. Also, sales of certain items were affected by the impact of higher prices this period.

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Consumer sales in EMEA (Europe, Middle East and Africa) increased 36% and in local currency rose 32%. Favorable volume and product mix was the primary driver of this increase with sales from Kamis adding 26% to fourth quarter sales growth. While McCormick continues to face a challenging environment in this region, it was able to selectively raise prices, which added 6% to fourth quarter sales.

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Fourth quarter sales in the Asia/Pacific region rose 36% and in local currency grew 29%. Favorable volume and product mix was the primary driver of this increase with sales from Kohinoor, a majority-owned joint venture, adding 33% to sales growth. In the fourth quarter, pricing actions added 4% to sales in the Asia/Pacific region.

For the fourth quarter, operating income for the consumer business rose $5 million to $164 million. During this period, the Company recorded $7 million of acquisition-related transaction costs which lowered operating income for the consumer business. The impact of higher sales and CCI cost savings more than offset increased material costs and helped fund a $9 million increase in brand marketing support.

Industrial Business

	Three Months Ended		Twelve Months Ended
(in millions)	11/30/11	11/30/10	11/30/11	11/30/10
Net sales	$386.0	$340.8	$1,497.7	$1,337.8
Operating income	27.9	26.7	111.9	107.4

Industrial business sales rose 13% from the fourth quarter of 2010 as a result of favorable volume and product mix, as well as pricing actions. The impact of foreign currency exchange rates was minimal.

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Industrial sales in the Americas rose 11% with about 60% of the increase from pricing actions and 40% from higher volume and product mix. McCormick achieved strong growth in sales of snack seasonings, ingredients and other products sold to food manufacturers. A number of the new items developed feature all natural ingredients, reduced sodium and reduced calories for which there continues to be high demand. Demand in certain sectors of the foodservice industry remained weak, although sales rose this period primarily as a result of pricing actions.

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In EMEA, industrial sales rose 12%, and in local currency increased 13%. Demand from quick service restaurants remained strong in this region for products supplied from operations in the U.K., Turkey and South Africa. Sales of snack seasonings were also strong this period. The impact from pricing actions was minimal in the fourth quarter of 2011.

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In the Asia/Pacific region, sales rose 29% and in local currency grew 22%. Higher volume and product mix drove the majority of this growth with pricing actions adding about a quarter of the increase. As a leading supplier, McCormick is supporting the expansion of quick service restaurants in this region and accelerating this growth with the development of innovative new products.

Industrial business operating income rose 5% to $28 million largely as a result of strong sales growth. During this period, pricing actions and CCI cost savings more than offset increased material costs and a $1 million in increase in marketing support for branded foodservice products.

Non-GAAP Financial Measures

The non-GAAP information in this press release is not a measure that is defined in generally accepted accounting principles (“GAAP”). The non-GAAP information in this press release excludes the reversal of a significant tax accrual recorded in the third quarter of 2010. Management believes the non-GAAP information is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our on-going operations and analyze the Company’s business performance and trends. Management believes the non-GAAP measures provide a more consistent basis for assessing the Company’s performance than the closest GAAP equivalent. Management, therefore, uses the non-GAAP information alongside the most directly comparable GAAP measures in this press release.

Reconciliation of GAAP to non-GAAP Financial Measures

The Company has provided below certain non-GAAP financial results for fiscal year 2010 excluding amounts related to the reversal of a significant tax accrual recorded in the third quarter of 2010.

	Twelve Months Ended
(in millions except per share data)	11/30/11	11/30/10
Net income	$374.2	$370.2
Reversal of significant tax accrual	—	(13.9)

Adjusted net income	$374.2	$356.3

% increase versus prior period	5.0%

Earnings per share - diluted	$2.79	$2.75
Reversal of significant tax accrual	—	(.10)

Adjusted earnings per share - diluted	$2.79	$2.65

% increase versus prior period	5.3%

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “anticipate,” “believe” and “plan.”

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations and other risks described in the Company’s filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick & Company, Incorporated

McCormick & Company, Incorporated is a global leader in flavor. With more than $3.5 billion in annual sales, the Company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses.

Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.

To learn more please visit us at www.mccormickcorporation.com.

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For information contact:

Corporate Communications:

Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com

Investor Relations:

Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com

1/2012

(Financial tables follow)

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement

(In millions except per-share data; for periods ending November 30)

	Three Months Ended		Twelve Months Ended
	2011	2010	2011	2010
Net sales	$1,110.7	$979.5	$3,697.6	$3,336.8
Cost of goods sold	631.6	533.5	2,175.1	1,919.1

Gross profit	479.1	446.0	1,522.5	1,417.7
Gross profit margin	43.1%	45.5%	41.2%	42.5%
Selling, general and administrative expense	287.1	260.6	982.2	907.9

Operating income	192.0	185.4	540.3	509.8
Interest expense	13.6	12.3	51.2	49.3
Other income (expense), net	(0.1)	1.2	2.3	2.2

Income from consolidated operations before income taxes	178.3	174.3	491.4	462.7
Income taxes	51.1	46.6	142.6	118.0

Net income from consolidated operations	127.2	127.7	348.8	344.7
Income from unconsolidated operations	4.5	5.9	25.4	25.5

Net income	$131.7	$133.6	$374.2	$370.2

Earnings per share - basic	$0.99	$1.00	$2.82	$2.79

Earnings per share - diluted	$0.98	$0.99	$2.79	$2.75

Average shares outstanding - basic	132.9	133.1	132.7	132.9
Average shares outstanding - diluted	134.3	134.8	134.3	134.7

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet

(In millions; for periods ending November 30)

	2011	2010
Assets
Cash and cash equivalents	$53.9	$50.8
Trade accounts receivable, net	427.0	386.7
Inventories	613.7	477.6
Prepaid expenses and other current assets	128.3	100.8

Total current assets	1,222.9	1,015.9
Property, plant and equipment, net	523.1	488.0
Goodwill	1,694.2	1,417.4
Intangible assets, net	350.0	232.5
Investments and other assets	297.6	265.9

Total assets	$4,087.8	$3,419.7

Liabilities
Short-term borrowings and current portion of long-term debt	$222.4	$100.4
Trade accounts payable	366.6	302.7
Other accrued liabilities	404.3	431.7

Total current liabilities	993.3	834.8
Long-term debt	1,029.7	779.9
Other long-term liabilities	446.3	342.3

Total liabilities	2,469.3	1,957.0
Shareholders’ equity
Common stock	821.9	756.5
Retained earnings	838.8	700.9
Accumulated other comprehensive loss	(59.0)	(3.7)
Non-controlling interests	16.8	9.0

Total shareholders’ equity	1,618.5	1,462.7

Total liabilities and shareholders’ equity	$4,087.8	$3,419.7

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement

(In millions; for periods ending November 30)

	Twelve Months Ended
	2011	2010
Cash flows from operating activities
Net income	$374.2	$370.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98.3	95.1
Stock-based compensation	13.0	11.9
Income from unconsolidated operations	(25.4)	(25.5)
Changes in operating assets and liabilities	(136.3)	(82.2)
Dividends from unconsolidated affiliates	16.2	18.0

Net cash provided by operating activities	340.0	387.5

Cash flows from investing activities
Acquisitions of businesses and joint venture interests	(441.4)	(46.9)
Capital expenditures	(96.7)	(89.0)
Proceeds from sale of property, plant and equipment	0.6	6.2

Net cash used in investing activities	(537.5)	(129.7)

Cash flows from financing activities
Short-term borrowings, net	216.7	(99.6)
Long-term debt borrowings	252.0	—
Long-term debt repayments	(101.1)	(14.4)
Proceeds from exercised stock options	58.0	73.6
Common stock acquired by purchase	(89.3)	(82.5)
Dividends paid	(148.5)	(138.2)

Net cash provided by (used in) financing activities	187.8	(261.1)

Effect of exchange rate changes on cash and cash equivalents	12.8	14.6

Increase in cash and cash equivalents	3.1	11.3
Cash and cash equivalents at beginning of year	50.8	39.5

Cash and cash equivalents at end of year	$53.9	$50.8